EXHIBIT 10.34

SUBLEASE

FIRST ALBANY COMPANIES INC.,
As Sublandlord

AND

CONNECTECH, LLC d/b/a TELX,
As Subtenant

SUBLEASE

             THIS SUBLEASE (hereinafter referred to as the "Sublease") is made as of the __ day of January, 1999 between FIRST ALBANY COMPANIES INC., a New York corporation having offices at 30 South Pearl Street, Albany, New York 12207-1599 hereinafter referred to as "Sublandlord") and CONNECTECH, LLC d/b/a TELX, a New York limited liability company having offices at 60 Hudson Street, New York, New York 10013 (hereinafter referred to as "Subtenant')

WITNESSETH

             WHEREAS, pursuant to a certain Lease dated as of May 17, 1994, as amended by Commencement Date Agreement dated as of June 13, 1994, and as further amended by Amendment and Extension of Lease dated as of November 1, 1996, between Teachers Insurance and Annuity Association of America, as landlord (hereinafter referred to as "Landlord"), and Russian-American Enterprise Fund and the Fund For Large Enterprises in Russia jointly and severally (hereinafter collectively referred to as "Russia"), Sublandlord's predecessor-in-interest, as tenant (Sublandlord having succeeded to the interest of Russia in and to the Main Lease pursuant to Assignment and Assumption Agreement dated as of November -, 1996 between Russia and Sublandlord) (hereinafter referred to the "Main Lease") , Sublandlord is the tenant of certain premises consisting of the entire thirty-third (33rd) floor (hereinafter referred to as the "Demised Premises") in the building located at 17 State Street,New York, New York (hereinafter referred to as the "Building") ; and

             WHEREAS, Sublandlord wishes to sublease to Subtenant, and Subtenant wishes to sublet from Sublandlord, the Demised Premises (hereinafter referred to as the "Sublet Premises") a diagram of which is set forth on Schedule A to the Main Lease and which the parties hereto agree shall be deemed to consist of 13,700 rentable square feet, on the terms and conditions hereinafter set forth.

             NOW, THEREFORE, for and in consideration of the rental payments to be made hereunder by Subtenant to Sublandlord and the mutual consideration hereinafter set forth, Sublandlord and Subtenant hereby covenant and agree as follows:

           1.          Subleasing.

                                                      A.         Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby hire and take from Sublandlord, the Sublet Premises for the term and on the conditions hereinafter set forth, and subject to all the terms, covenants and provisions of the Main Lease, except as otherwise herein provided.

                                                      B.          The term of this Sublease shall commence on the date (hereinafter referred to as the "Sublease Commencement Date") which is the later of (i) the date a fully executed copy of Landlord's consent, as provided for in Article 18 of this Sublease,is delivered to Subtenant and (ii) the date vacant broom clean possession of the Sublet Premises is available to Subtenant and notice thereof has been given to Subtenant (which notice, notwithstanding anything in this Sublease to the contrary, may be hand-delivered) and shall expire at midnight on March 30, 2007, or or such earlier date on which this sublease may expire or be cancelled or terminated pursuant to its terms or as provided by law (hereinafter referred to as the "Sublease Expiration Date"). When the Sublease Commencement Date has occurred and been established, Sublandlord and Subtenant shall, within thirty (30) days of a request by Sublandlord or Subtenant, execute an agreement confirming such date as the Sublease Commencement Date. Any failure of the parties to execute such agreement shall not affect the validity of the Sublease Commencement Date, the Sublease Expiration Date or this Sublease.

                                                      C.          Notwithstanding anything to the contrary in the foregoing, Subtenant shall, upon prior reasonable notice to Sublandlord, have access to the Sublet Premises prior to the Sublease Commencement Date solely for the purpose of measuring same

           2.          Rent.

                                                      A.         Subtenant covenants and agrees to pay to Sublandlord rent (herein referred to as the "Fixed Rent") for the Sublet Premises as follows:

                                                                    (i)          $397,300.00        per        annum ($33,108.33 per month) from the Sublease Commencement Date through January 31, 2001 (both dates inclusive)

                                                                    (ii)         $452,100.00        per        annum ($37,675.00 per month) from February 1, 2001 through January 31, 2005 (both dates inclusive)

                                                                    (iii)        $506,900.00        per        annum ($42,241.67 per month) from February 1, 2005 and thereafter throughout the remainder of the term of this sublease, all of which shall be payable in advance on the first day of each calendar month.

                           Notwithstanding anything in the foregoing to the contrary, it is agreed and understood that Subtenant's obligation to pay Fixed Rent shall commence on the date which is the later of (i) the Sublease Commencement Date and (ii) February 15, 1999. Payment of the first due and payable installment of Fixed Rent shall be made upon the execution and delivery hereof by Subtenant.

                           If the Sublease Commencement Date shall occur on a day other than the first day of a calendar month, Fixed Rent for the month in which the first payment of Fixed Rent shall actually be made shall be apportioned. Fixed Rent and all other amounts payable by Subtenant to Sublandlord under the provisions of this Sublease (herein referred to as the "Additional Rent") shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff of any amount or for any reason whatsoever. Fixed Rent and Additional Rent shall be paid to Sublandlord in lawful money of the United States at the address of Sublandlord set forth in Article 19 of this Sublease or to such other person and/or at such other address as Sublandlord may from time to time designate by notice to Subtenant as provided for herein. No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept any check or payment without prejudice to Sublandlord's right to recover the balance due or to pursue any other remedy available to Sublandlord. Any provision in the Main Lease referring to fixed rent or additional rent incorporated herein by reference shall be deemed to refer to the Fixed Rent and Additional Rent due under this Sublease.

                                                      B.          In addition to the Fixed Rent, Subtenant shall pay to Sublandlord as Additional Rent, within five (5) days after demand from Sublandlord from time to time: (a) the difference, if any, between "Tenant's Tax Payment" (as defined in Section 3.2(A) of the Main Lease) payable by Sublandlord as tenant under the Main Lease during any "Tax Year" (as defined in Article 1 of the Main Lease) and (ii) Tenant's Tax Payment payable by Sublandlord as tenant under the Main Lease for fiscal year July 1,1998 through June 30, 1999; and (b) the difference, if any, between (i) "Tenant”s Operating payment (as defined in Section 3.3(A) of the Main Lease) payable by Sublandlord as tenant under the Main Lease during any "Operating Year" (as defined in Article 1 of the Main Lease) and (ii) Tenant’s Operating Payment payable by Sublandlord as tenant under the Main Lease for calendar year January 1, 1999 through December 31, 1999. All such demands shall be accompanied by a copy of any invoice, bill, notice or request, including Landlord's Tax Statement and Landlord's Operating Statement, received by Sublandlord from Landlord. Notwithstanding anything to the contrary in the foregoing, Sublandlord's demand for Additional Rent as aforesaid shall not be made more than fifteen (15) days prior to the date Sublandlord has to pay Landlord Tenant's Tax Payment and Tenant's Operating Payment. Subtenant shall also pay to Sublandlord as Additional Rent, upon demand from time to time, all other amounts payable by Sublandlord to Landlord under the Main Lease allocable to the Sublet Premises and to the term of this Sublease pursuant to the provisions thereof. If Sublandlord is required by Landlord under the Main Lease to make advance payment,  estimated payments or deposits of any of the foregoing amounts, Subtenant shall make 100% of such advance payments, estimated payments or deposits to Sublandlord consistent with the above provisions. Subtenant's obligations under this Article 2 shall be apportioned for any period at the beginning or end of the term of this Sublease that is less than a full calendar year or fiscal year. Sublandlord shall have the right to demand payment of any amount of such Additional Rent during the term of this Sublease or after the expiration of the term of this Sublease or the earlier termination of this Sublease.

                                                      C.          If the sum of any installment or estimated payments made by Subtenant on account of any or all of the items set forth in subparagraph B of this Article 2 exceed Sublandlord's share of such item(s) with respect to the Sublet Premises under the Main Lease for any year, Sublandlord shall refund the excess to Subtenant within ten (10) days after the amount of the excess is refunded to Sublandlord by Landlord. If the sum of any installment or estimated payments made by Subtenant on account of any or all of the items set forth in subparagraph B of this Article 2 are less than Sublandlord's share of such item(s) with respect to the Sublet Premises under the Main Lease for any year, Subtenant shall pay the amount of such deficiency to Sublandlord within ten (10) days after demand.

                                                      D.         All costs, expenses and fees other than Fixed Rent which Subtenant assumes or agrees to pay pursuant to this Sublease (including without limitation1 all costs expenses and fees payable by Sublandlord as tenant under the Main Lease with respect to the Sublet Premises which are payable hereunder by Subtenant by their incorporation herein by reference to the Main Lease) shall be deemed Additional Rent and, in the event of non-payment, Sublandlord shall have all the rights and remedies provided for in the case of non-payment of Fixed Rent.

                                                      E.          Subtenant shall pay, on or before the date same is due, any occupancy, sales, use or similar tax, charge or fee that is at any time due or payable with respect to the occupancy or use of the Sublet Premises or the payment of Fixed Rent or Additional Rent by Subtenant to Sublandlord, and which is attributable to this Sublease and/or the Sublease Term.

           3.          Subordination to Main Lease.

                                         This Sublease is and shall be expressly subject and subordinate to the Main Lease and the terms, provisions, covenants and conditions thereof. This Sublease is also subject and subordinate to all instruments, agreements and other matters to which the Main Lease is or shall be subject or subordinate.

           4.          Rights and Obligations; Exceptions.

                                                      A.         Subtenant acknowledges that Sublandlord has provided Subtenant with a copy of the Main Lease (with certain financial terms redacted) for its review. Subtenant confirms that Subtenant has read the Main Lease and is familiar with the terms and provisions thereof. Except as otherwise expressly provided herein, all of the terms, provisions, covenants, agreements and conditions of the Main Lease are incorporated herein by reference and made a part of this Sublease with the same force and effect as though set forth in full herein. Subtenant shall conform to, and use the Sublet Premises in accordance with, all the terms, provisions, covenants, agreements and conditions of the Main Lease as same apply to the Sublet Premises, and will do no act which will result in a violation of said terms, provisions, covenants, agreements and conditions. Subtenant shall perform the terms, provisions, covenants, agreements and conditions of the Main Lease on the part of the tenant therein named to be performed with respect to the Sublet Premises (except as otherwise may be expressly provided herein) To the extent there are inconsistencies between any provision of the Main Lease and any provision of this Sublease, this Sublease shall control unless the use or occupancy of the Sublet Premises by Subtenant or any action or inaction by Subtenant in accordance with said provision becomes a default under the terms of the Main Lease, in which event the provisions of the Main Lease shall control.

                           Subtenant shall be entitled to the rights of Sublandlord, as tenant under the Main Lease insofar as the same relate to the Sublet Premises. Sublandlord shall have no liability by reason of any default of Landlord under the Main Lease, it being understood that if Sublandlord shall fail to fulfill any obligation of the Sublandlord hereunder and if such failure is caused by the failure of Landlord to comply with its obligations under the Main Lease, then Sublandlord shall have no obligation or liability by reason of such failure, but in such event Subtenant shall be subrogated to the rights of Sublandlord to enforce the obligations of Landlord under the Main Lease insofar as such obligations relate to the Sublet Premises. Without limiting the generality of the foregoing, Subtenant understands that the supplying of services including, without limitation, heat, light, water, air conditioning and other utilities,  janitorial cleaning, window washing and elevator services, and building maintenance and repair are the obligations of the Landlord and that Sublandlord has no control thereof, and assumes no responsibility in connection therewith; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution or reduction of Subtenant's obligations under this Sublease, (b) constructive eviction, in whole or in part, or (c) liability on the part of the Sublandlord.

                           If the Landlord shall default in any of its obligations to Sublandlord with respect to the Sublet Premises, Subtenant, at Subtenant's sole cost and expense, shall have the right in its own name, that of Sublandlord, or both, to bring an action or proceeding with respect to such default, and Subtenant hereby is subrogated to the rights of Sublandlord against Landlord to the extent that  the same shall apply to he Sublet Premises. Sublandlord agrees to take such steps at Subtenant's sole cost and expense, as Subtenant may reasonably request to cooperate with Subtenant in any such legal proceeding or action. If Subtenant shall commence any proceeding or take any other action to enforce the obligations of the Landlord insofar as such obligations relate to the Sublet Premises, Subtenant agrees to indemnify and hold Sublandlord harmless from and against any costs, liabilities, damages or expenses (including attorney's fees) which Sublandlord may incur in connection therewith or by reason thereof.

                           Notwithstanding anything to the contrary in the foregoing, Sublandlord shall promptly forward to Landlord any requests or other communications made by Subtenant related to the performance by Landlord of its obligation under the Main Lease, as they pertain to the Sublet Premises, and shall promptly forward to the Subtenant any communication received from the Landlord related to the Sublet Premises.

                                         B.          Notwithstanding anything to the contrary contained in this Sublease or the Main Lease:

                                                      (i)          for the purposes of incorporation of the Main Lease by reference in this Sublease, except as otherwise expressly provided herein, and except to the extent that they are inapplicable or modified by the terms and provisions of this Sublease (a) references in the Main Lease to the “Demised Premises" shall be deemed to refer to the Sublet Premises, (b) references in the Main Lease to "Landlord" shall be deemed to refer to Sublandlord under this Sublease, (c) references in the Main Lease to "Tenant" shall be deemed to refer to Subtenant under this Sublease, (d) references in the Main Lease to "this Lease" shall be deemed to refer to this Sublease,  (e) references in the Main Lease to the "Term" of the Lease shall be deemed to refer to the term of this Sublease, (f) references in the Main Lease to the "Expiration Date" shall be deemed to refer to the Sublease Expiration Date, and (g) references in the Main Lease to the "Commencement Date" shall be deemed references to the Sublease Commencement Date;

                                                      (ii)         the Fixed Rent and Additional Rent to be paid by Subtenant hereunder shall be governed by the terms and provisions of Article 2 of this Sublease;

                                                      (iii)        the time limits contained in the Main Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by five (5) days, so that in each instance Subtenant shall have five (5) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Main Lease;

                                                      (iv)       the following parts, provisions and exhibits of the Main Lease are not applicable to this Sublease, and are not incorporated herein by reference

                                         (a)         Articles 32, 35, 39, and 40;

                                         (b)        Sections 2.8, 6.4, 10.6, the third sentence of Section 28.2, and Nos. (11), (14) and (17) of the Reference Page;

                                         (c)         Schedules D, E, F, C, and H; and

                                         (d)        Paragraphs 5, 6, 7, 8, and 9 of the Amendment and Extension of Lease

           5.          Use.

                                                      Subtenant shall use the Sublet Premises for executive, administrative and general offices and purposes incidental thereto, and for no other purposes.

           6.          Electricity.

                                                      Subtenant acknowledges that there presently exists a submeter measuring electrical consumption and demand for the Demised Premises pursuant to the provisions of Article 4 of the Main Lease.  Subtenant shall pay to Sublandlord all amounts payable for electricity with respect to the Sublet Premises by Sublandlord to Landlord which amount shall be paid within ten (10) days of a request by Sublandlord therefore, which request shall be accompanied by a copy of the bill received by Sublandlord from Landlord under the Main Lease

           7.          Default.

                                                      Subtenant covenants and agrees that in the event that it shall default in the performance of any of the terms, covenants and conditions of this Sublease (including those portions of the Main Lease incorporated herein by reference) beyond any applicable notice and grace period provided for in the Main Lease and incorporated herein by reference (as shortened by Article 4 (B) (iii) hereof)1 Sublandlord shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law, including, without limitation, the remedy of summary proceeding, and also any and all of the rights and remedies specifically provided for in the Main Lease and incorporated herein by reference.

           8.          Condition of Sublet Premises.

                                                      The Sublet Premises are demised to Subtenant in the condition which shall exist on the Sublease Commencement Date "as is", except that the Sublet Premises shall be delivered in broom clean condition and the carpet shall be professionally cleaned and except as otherwise hereinafter provided. Subtenant is subleasing the Sublet Premises from the Sublandlord after having had an opportunity to fully inspect the Sublet Premises and the right not to execute  this Sublease if the results of said inspection were unacceptable. Therefore, except as otherwise hereinafter provided, Subtenant hereby agrees that the term "as is" means that upon having approved said inspection, it will sublease the Sublet Premises, without warranty or representation, either oral or written, or expressed or implied, as to the physical condition of the Sublet Premises and/or the compliance of same with building, fire, health and zoning codes and other applicable laws, ordinances and regulations. Sublandlord hereby expressly disclaims any and all warranties or representations made to Subtenant, whether same were made by any partner, officer, director or employee of Sublandlord or any other agent of same, such as a broker, unless such warranty or representation is contained in writing as a part of this Sublease Except as otherwise provided for herein (i) Sublandlord shall not incur any greater obligation, financial or otherwise, in connection with the Sublet Premises than it would have had but for this Sublease, and (ii) Subtenant shall be solely responsible for all costs which may be imposed on Sublandlord or Subtenant under the Main Lease in connection with the condition of the Sublet Premises.

           9.          Improvements.

                                                      A.         Subtenant may make changes, alterations, additions or improvements to the Sublet Premises, subject, however, to the consent of Sublandlord, which consent shall not be unreasonably withheld or delayed, and of Landlord, to the extent required under the Main Lease. Any changes, alterations, additions or improvements by or on behalf of Subtenant shall be made subject to and in accordance with the provisions of the Main Lease.

                                                      B.          Subtenant shall pay any and all fees or charges Sublandlord may incur and any and all fees or charges Landlord may incur in connection with Subtenant's making changes, alterations,  additions or improvements to the Sublet Premises. Except as expressly set forth in this Sublease, on or before the expiration or sooner termination of this Sublease, if Landlord requires Sublandlord to restore the Sublet Premises to their condition prior to the making of any changes, alterations, additions or improvements by Sublandlord and/or Subtenant, Subtenant shall, at its sole cost and expense, promptly remove Subtenant's changes, alterations, additions or improvements to the Sublet Premises, and repair any damage caused by such removal.

           10.        Additional Services Required by Subtenant

                                                      Subtenant shall attempt to make its own arrangements with Landlord for the furnishing of additional services to the Sublet Premises other than those which are required to be furnished by Landlord under the terms of the Main Lease and any such additional services shall be paid for by Subtenant. If Landlord shall refuse to respond to such request for additional service, Sublandlord shall, at Subtenant's sole cost and expense, request Landlord to perform such additional services at Subtenant's sole cost and expense. For the purposes of this Article 10, the term "additional services" shall include, but not be limited to, overtime HVAC service, overtime freight elevator service and increased capacity of electric energy.

           11.        Assignment and Subletting

                                                      Subtenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Sublease, nor underlet, or suffer or permit the Sublet Premises or any part thereof to be used by others, without the prior written consent of Sublandlord (which Sublandlord agrees shall not be unreasonably withheld or delayed) and Landlord in each instance in accordance with the terms of Article 15 of the Main Lease. If Landlord gives its consent to an assignment of this Sublease or a further sublet of the Sublet Premises, or any part thereof, Sublandlord shall consent to such assignment or sublease.

           12.        Deleted Prior to Execution

           13.        Attornment.

                                                      In the event of termination, re-entry or dispossession of Sublandlord by Landlord under the Main Lease, the Landlord may, at its option, take over all of the right, title and interest of Sublandlord, as sublessor under this Sublease, and Subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of this Sublease, except that Landlord shall not (i) be liable for any previous act or omission of Sublandlord under this Sublease, which heretofore has accrued to Subtenant against Sublandlord, (ii) be bound by any previous modification of this Sublease not consented to by Landlord or by any previous prepayment of more than one month's rent, (iii) be bound to perform any work which Sublandlord is obligated to perform hereunder, or to pay Subtenant for the same or (iv) be subject to any offset not expressly provided for in this Sublease which theretofore accrued to Subtenant against Sublandlord. The Subtenant hereunder hereby waives all rights under any present or future laws or otherwise to elect, by reason of the termination of the Main Lease, to terminate this Sublease or surrender possession of the Sublet Premises demised hereby.

           14.        Subtenant's Representation and Warranties

                                                      Subtenant covenants, warrants and represents:

                                                      (a)         that Subtenant shall perform all of its obligations under this Sublease (including, without limitation, all of the obligations relating to the Sublet Premises arising under the Main Lease which are incorporated herein by reference)

                                                      (b)        that Subtenant will not do or omit to do anything which would constitute a default under the provisions of the Main Lease incorporated herein by reference: and

                                                      (c)         that Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord and their respective agents, contractors and employees from and against any and all claims, liabilities, damages, losses or expenses (including, without limitation, reasonable attorneys' fees) which may be imposed upon or incurred by or asserted against Sublandlord and/or Landlord and/or their respective agents, contractors or employees by reason of (i) Subtenant's failure to comply with the provisions of this Sublease, (ii) the negligent or improper use or occupancy of the Sublet Premises by Subtenant or its successors or assigns, (iii) any work or thing done whatsoever by or at the instance of Subtenant, its agents, contractors, subcontractors, employees, licensees, successors or assigns (other than work performed by Sublandlord), or any condition created by Subtenant, its agents, contractors, subcontractors, employees, licensees, successors or assigns in, on or about the Sublet Premises, (iv) any negligence or other wrongful act or omission on the part of Subtenant or any of its agents, contractors, subcontractors, employees, licensees, successors or assigns, or (v) any accident, injury or damage to any person or property occurring in, on or about the Sublet Premises or any part thereof, except to the extent caused by the gross negligence or willful misconduct of Sublandlord (with respect to a claim against Sublandlord) or Landlord (with respect to a claim against Landlord) In case any action or proceeding is brought against Sublandlord and/or Landlord and/or their respective agents and employees by reason of any such claim, neither Sublandlord nor Landlord shall settle the same without Subtenant's written consent and Subtenant, upon written notice from Sublandlord and/or Landlord, shall at Subtenant's expense resist and defend such action or proceeding by counsel approved by Sublandlord and/or Landlord in writing, which approval will not be unreasonably withheld.

           15.        Estoppel.

                                                      Sublandlord represents that (i) it has paid all rent and additional rent presently payable pursuant to the Main Lease with respect to the Sublet Premises as of the date of this Sublease, (ii) to its best knowledge, no event has occurred which is, or with the giving of notice or passage of time or both will become, a condition of limitation under the Main Lease, on the part of either Sublandlord or the Landlord, (iii) it is currently the Tenant under the Main Lease, (iv) it has not received any notices of default citing any defaults under the Main Lease which remain uncured, and (v) the Main Lease, a copy of which has been examined by Subtenant, represents the entire agreement with respect to the Sublet Premises between the Landlord and the Sublandlord.

           16.        Security Deposit.

                                                      A.         Subject to the provisions of Section 16B, Subtenant shall deposit with Sublandlord on or before the date hereof, the sum of $226,050.00 (hereinafter referred to as the "Security Deposit") as security for the full and punctual performance by Subtenant of all the terms of this sublease. Such Security Deposit shall be retained by Sublandlord in accordance with the provisions of this Article 16. The security shall be deposited in a separate interest bearing account segregated from Sublandlord's funds, in a bank selected by Sublandlord and any interest earned thereon (less any administrative fee to which Sublandlord may be entitled pursuant to applicable law) shall be paid to Subtenant annually provided Subtenant is not then in default in the observance or performance of any of its obligations under this lease which continues after notice and the expiration of any applicable cure period. In the event Subtenant defaults in the performance of any of the terms of this Sublease, including the payment of Fixed Rent, Additional Rent, or any other sum owing by Subtenant hereunder which continues after any required notice and the expiration of any applicable cure period, Sublandlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Fixed Rent, Additional Rent, or other sum or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant's default in respect of any of the terms of this Sublease, including any damages or deficiency in the re-letting of the Sublease Premises, whether accruing before or after summary proceedings or other re-entry by Sublandlord. In the case of every such use, application or retention, Subtenant shall, on demand, pay to Sublandlord the sum so used, applied or retained which shall be added to the Security Deposit so that the same shall be replenished to its former amount. If Subtenant shall fully and punctually comply with all of the terms of this Sublease, the Security Deposit, with any interest earned thereon, shall be returned to Subtenant after the termination of this Sublease and delivery of exclusive possession of the Sublet Premises to Sublandlord (subject to the provisions of this Article). In the event of an assignment of the Main Lease by Sublandlord or any attorment by Subtenant to Landlord, Sublandlord shall have the right to transfer the Security Deposit or any letter of credit provided for in this Article 16 to the assignee or Landlord, as the case may be, and Sublandlord shall ipso facto be released by Subtenant from all liability for the return of the Security Deposit or such letter of credit; and Subtenant agrees to look solely to the new landlord for the return of the Security Deposit or such letter of credit and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit or the letter of credit to a new landlord. Subtenant shall not assign or encumber or attempt to assign or encumber the monies or letter of credit deposited herein as security and neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or encumbrance.

                                                      B.          In lieu of a cash deposit, Subtenant may deliver to Sublandlord a clean, irrevocable transferable (without expense to the beneficiary thereof) and unconditional Letter of Credit issued by and drawn upon any commercial bank which is a member of the New York Clearing House Association (hereinafter referred to as the "Issuing Bank" with offices for banking purposes in the City of New York and having a net worth of not less than Five Hundred Million and 00/100 ($500,0OO,000.00) Dollars, which Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Sublandlord, be for the account of Sublandlord and be in the amount of $226,050.00. The Letter of Credit shall provide that:

                                                                    (i)          The Issuing Bank shall pay to Sublandlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn;

                                                                    (ii)         The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the term of this Sublease, unless the Issuing Bank sends written notice (hereinafter referred to as the "Non-Renewal Notice") to Sublandlord by certified or registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed;

                                                                    (iii)        Sublandlord, within twenty (20) days of its receipt of the Non-Renewal Notice, shall have the right, exercisable by a sight draft, to receive the monies represented by the Letter of Credit (which moneys shall be held by Sublandlord as a cash deposit pursuant to the terms of this Article 16 pending the replacement of such Letter of Credit or Subtenant's default hereunder); and

                                                                    (iv)       Upon Sublandlord's assignment of Sublandlord's interest in the Main Lease, the Letter of Credit shall be transferable by Sublandlord as provided in Article 16A hereof.

                                                      C.          Sublandlord agrees that it will not draw down the proceeds of the Letter of Credit except in the event of a default by Subtenant hereunder which continues after any required notice and the expiration of any applicable cure period or the non-renewal of such Letter of Credit by the Issuing Bank.

                                                      D.         In the event that at any time during the term of this Sublease, Sublandlord, in Sublandlord's reasonable opinion, believes (i) that the net worth of the Issuing Bank shall be less than the minimum amount specified in Article 16B, or (ii) that circumstances have occurred indicating that the Issuing Bank may be incapable of, unable to, or prohibited from honoring the then existing Letter of Credit (hereinafter referred to as the "Existing L/C") in accordance with the terms thereof, then, upon the happening of either of the foregoing, Sublandlord may send written notice to Subtenant (hereinafter referred to as the "Replacement Notice") requiring Subtenant within ten (10) days to replace the Existing L/C with a new letter of credit (hereinafter referred to as the "Replacement L/C") from an Issuing Bank meeting the qualifications described in Article 16B. Upon receipt of a Replacement L/C meeting the qualifications of Article 16B, Sublandlord shall forthwith return the Existing L/C to Subtenant. In the event that (a) a Replacement L/C meeting the qualifications of Article 16B is not received by Sublandlord within the time specified or (b) Sublandlord reasonably believes an emergency exists, then in either event, the Existing L/C may be presented for payment by Sublandlord and the proceeds thereof shall be held by Sublandlord in accordance with Section 16A subject, however, to Subtenant's right, at any time thereafter prior to a Subtenant's default hereunder, to replace such cash security with a new letter of credit meeting the qualificatons of Article 16B.

                                                      E.          Subtenant hereby advises Sublandlord that Republic National Bank shall be the original Issuing Bank. Notwithstanding anything in this Article 16 to the contrary, subject to the provisions of Section 16B hereof, Subtenant may, upon ten (10) days' prior written notice to Sublandlord, request that the Existing L/C be substituted with a new letter of credit (hereinafter referred to as the “Substitution L/C") from an Issuing Bank meeting the qualifications described in Section 16B. The Substitution L/C shall accompany said request. Upon receipt of a Substitution L/C meeting the qualifications of Section 16B, Sublandlord shall forthwith return the Existing L/C to Subtenant.

                                                      F.          Notwithstanding anything in this Article 16 to the contrary, subject to the provisions of Section 16G hereof, Subtenant may, upon notice to SublandLord (hereinafter referred to as the “Security Reduction Notice") request that Sublandlord return to Subtenant portions of the cash security deposited by Subtenant pursuant to Section 16A so as to reduce the cash security to the amounts set forth in Section 16G during the periods set forth in Section 16G or, if Subtenant has provided a Letter of Credit, exchange the then existing Letter of Credit for a new Letter of Credit or provide an amendment of the then existing Letter of Credit reasonably acceptable to Landlord in the amounts set forth in Section 16G and otherwise meeting the requirements of Section 16B.

                                                      G.          (i) Provided Tenant is not in default under this Sublease, which default continues after notice and the expiration of any applicable cure period, both on the date Sublandlord receives the Security Reduction Notice and on the date reimbursement is to be made to Subtenant or the existing Letter of Credit is to be exchanged or the amendment is to be delivered to and accepted by Sublandlord, and Sublandlord has not previously applied any such security in accordance with the provisions of this Article 16 which has not been restored by Subtenant, Sublandlord will return to Subtenant portions of the cash security so as to reduce the cash security to the amounts set forth in such Section 16G(ii) below during the periods set forth therein, or exchange the then existing Letter of Credit for the new Letter of Credit or accept an amendment of such existing Letter of Credit (which acceptance must be evidenced in writing by Landlord) as set forth in Section 16F.

ii) PERIOD	AMOUNT OF SECURITY
From the third (3rd) anniversary of the Sublease Commencement Date to the day next preceding the fifth (5th) anniversary of the Sublease Commencement Date, both dates inclusive	$150,700.00

From the fifth (5th) anniversary of the Sublease Commencement Date and thereafter	$113,025.00

           17.        Brokers.

                                                      A.         Subtenant represents that Subtenant has dealt with no brokers other than Broadwall Brokerage and Consulting Inc. and Cushman & Wakefield, Inc. (hereinafter collectively referred to as the "Broker") in connection with this transaction. Subtenant shall indemnify and hold Sublandlord and Landlord harmless from and against any and all claims, liabilities, costs and expenses of any kind and nature (including reasonable attorneys' fees) arising from or related to a breach of the foregoing representation.

                                                      B.          Sublandlord represents that it has dealt with no brokers in connection with this transaction other than the Broker. Sublandlord shall indemnify and hold Subtenant and Landlord harmless from and against any and all claims, liabilities,costs and expenses of any kind and nature (including reasonable attorneys' fees) arising from or related to a breach of the foregoing representation and shall pay any commission due in connection with this Sublease to the Broker pursuant to separate agreement.

           18.        Landlord's Consent; Binding Effect.

                                                      Upon execution hereof, this Sublease shall be delivered to the Landlord for its consent. Sublandlord and Subtenant expressly acknowledge that the Landlord's consent is a condition precedent to the effectiveness of this Sublease. Sublandlord and Subtenant agree to use reasonable and diligent efforts to obtain the Landlord's consent hereto, and shall execute and deliver such other and further instruments and/or deliver such information as may reasonably be required to effectuate the intent of this Sublease and/or to obtain the Landlord's consent to the subleasing of the Premises to Subtenant. If, for any reason, the Landlord's consent to this Sublease cannot be obtained within thirty (30) days after the date hereof, Sublandlord and Subtenant shall each have the right, at any time after such 30th day, but prior to the date upon which the consent of the Landlord is obtained, to cancel this Sublease by serving written notice to the other party, and, in such event, (i) the parties hereto shall be released, (ii) all sums paid by Subtenant hereunder shall be returned to Subtenant and (iii) neither party hereto shall have any further liability to the other arising out of this transaction.

Notwithstanding anything to the contrary contained in this Sublease, this Sublease shall not become effective until both Sublandlord and Subtenant execute this Sublease and until Landlord's consent to this Sublease is obtained as provided above.

             19.        Nonliability for Landlord's Failure to Consent; Disclaimer of Liability.

                                                      In any instance where the consent of Landlord is required hereunder or under the Main Lease, Sublandlord shall have no liability for any failure of Landlord to grant its consent for any reason whatsoever, including whether or not Landlord's consent was unreasonably withheld. Except as otherwise expressly provided herein, in any case where Landlord reserves a right or disclaims any liability under the Main Lease, said right or disclaimer shall inure to the benefit of Sublandlord as well as to Landlord, and any rights or disclaimers inuring to Sublandlord as tenant under the Main Lease shall likewise inure to the benefit of Subtenant.

             20.        Sublandlord's Performance Under Main Lease.

                                                      A.         Sublandlord will duly observe and perform every term and condition of the Main Lease to the extent that such term and condition is not provided in this Sublease to be observed or performed by Subtenant including, without limitation, Sublandlord's obligation to pay Fixed Rent and Additional Rent to Landlord (and except to the extent that any failure so to pay or any failure in such observance or performance shall have resulted, directly or indirectly,  from any default by Subtenant in its obligations to pay any amount of the Fixed Rent or Additional Rent hereunder or to observe or perform any of the terms, covenants or conditions in this Sublease or in the Main Lease on Subtenant's part to observe or perform with respect to the Sublet Premises) Upon Subtenant's written request, which shall not exceed four (4) times in a given year during the term of this Sublease, Sublandlord shall provide Subtenant with a copy of its check or other indicia of proof that Sublandlord has paid its Fixed Rent or Additional Rent to Landlord.

                                                      B.          Sublandlord shall not enter into any modification or amendment to or of the Main Lease, or any other agreement, or take any other action which results in the modification, surrender or cancellation of the Main Lease, if such modification, surrender or cancellation decreases any of Subtenant's rights under  this Sublease, or increases any of Subtenant's obligations or remedies under this Sublease, without the prior written consent of Subtenant. Any modification, amendment, agreement, surrender or cancellation made without such consent shall have no effect on the rights or obligations of the Subtenant under this Sublease.

           21.        Sublandlord's Representation and Warranties.

                                                      Sublandlord covenants, warrants and represents:

                                                                    (a)         that Sublandlord shall indemnify, defend and hold harmless Subtenant and its respective agents, contractors and employees from and against  any all claims, liabilities damages, losses or expenses (including, without limitation, reasonable attorneys’ fees) which may be imposed upon or incurred by or asserted against Subtenant and/or its respective agents, contractors or employees by reason of (i) Sublandlord's failure to comply with the provisions of this Sublease or (ii) any negligence or other wrongful  act or omission on the part of Sublandlord or any of its agents, contractors, subcontractors, employees, licensees, successors or assigns. In case any action or proceeding is brought against Subtenant and/or its respective agents and employees by reason of any such claim, Subtenant shall not settle the same without Sublandlord's written consent and Sublandlord, upon written notice from Subtenant, shall at Sublandlord's expense resist and defend such action or proceeding by counsel approved by Subtenant in writing, which approval will not be unreasonably withheld; and

                                                                    (b)        that Landlord has not charged Sublandlord for additional costs with respect to Landlord's removal of Sublandlord's refuse and rubbish from the Demised Premises.

           22.        Notices.

                                                      All notices, requests, demands, and other communications hereunder shall be in writing, shall be delivered personally or sent by registered or certified mail, return receipt requested, or by nationally recognized overnight carrier providing for receipted delivery and shall be deemed have been given or made when received at the following address:

If to Sublandlord:
30 South Pearl Street
Albany, New York 12205
Attention: General Counsel

If to Subtenant:
At the address first set forth above
Attention: Rory Cutaia

If to Landlord:
730 Third Avenue
New York, New York 1007
Attention:Mr. Richard J. Usas
with copies to Mr. Joseph Flanagan
and Elliot A. Stultz, Esq

             Any of the above addresses may be changed on ten (10) days notice, given as above provided.

           23.        Insurance.

                                                      Subtenant shall maintain all insurance required of Sublandlord as tenant in accordance with and pursuant to the Main Lease, which insurance shall name both Landlord and Sublandlord as additional insureds.

           24.        Entire Agreement.

                                                      This Sublease contains the entire agreement between Sublandlord and Subtenant with respect to the subject matter hereof. This Sublease cannot be changed in any manner except by a written agreement signed by Sublandlord and Subtenant, and, if required, consented to by Landlord.

           25.        New York Law.

                                                      This Sublease shall be governed in all respects by the laws of the State of New York.

           26.        Successors and Assigns.

                                                      The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective case of Sublandlord, assigns. In the event of any assignment or transfer of the leasehold estate under the Main Lease the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all obligations under this Sublease.

             IN WITNESS WHEREOF, this Sublease has been duly executed as of the date first set forth above.

SUBLANDLORD:
FIRST ALBANY COMPANIES INC.

By: Stephen Wink

SUBTENANT:

CONNECTECH,llc D/B/A TELX

By: Rory Cutaia

SUBTENANT’S EMPLOYER IDENTIFICATION
NO. 11-3292120